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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                                  Newport Corporation

                                    (Name of Issuer)

                                      Common Stock

                             (Title of Class of Securities)

                                       651824104

                                     (CUSIP Number)
                                        04/30/01

                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The  remainder  of  this  cover  page  shall  be  filled  out  for a  reporting person’s  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange
Act of 1934  (“Act”)  or otherwise  subject to the liabilities of that section  of the Act but  shall be  subject  to all other  provisions  of the Act
(however, see the Notes).

 ------------------------------------------------------------------------------------------
  CUSIP No.: 651824104

 ------------------------------------------------------------------------------------------

       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                I.R.S. No. 13-2527171
 ---------------
 ------------------------------------------------------------------------------------------

       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint Filing
                (a)
                (b)
 ------------------------------------------------------------------------------------------

       3.       SEC Use Only
 ------------------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Colorado
 ------------------------------------------------------------------------------------------
   Number of
     Shares     5.    Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
 ---------------
 ------------------------------------------------------------------------------------------

                6.    Shared Voting Power:
                     0
 ---------------
 ------------------------------------------------------------------------------------------

                7.    Sole Dispositive Power:
                     0
 ------------------------------------------------------------------------------------------
 ---------------

                8.    Shared Dispositive Power:
                     1,330,245
 ---------------
 ------------------------------------------------------------------------------------------

       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                1,330,245 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the
                Exchange Act of 1934)
 ------------------------------------------------------------------------------------------

      10.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
                Instructions)
                [  ]
 ------------------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (11):
                3.66%
 ------------------------------------------------------------------------------------------

      12.       Type of Reporting Person (See Instructions):
                IA
 ------------------------------------------------------------------------------------------

 ---------------------------------------------------------------------------------------
 Item:
 ---------------------------------------------------------------------------------------

 ---------------------------------------------------------------------------------------

     1(a)     Name of Issuer:
              Newport Corporation
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     1(b)     Address of Issuer's Principal Executive Offices:
              1791 Deere Avenue
              Irvine, CA  92606
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     2(a)     Name of Person Filing:
              OppenheimerFunds, Inc.
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     2(b)     Address of Principal Business Office or, if none, Residence:
              Two World Trade Center, 34th Floor
              New York, NY 10048-0203
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     2(c)     Citizenship:
              Colorado
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     2(d)     Title of Class of Securities:
              Common Stock
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     2(e)     CUSIP Number:
              651824104
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     3(e)     If this statement is filed pursuant toss.240.13d-1(b) or 240.13d-2(b) or
              (c), check whether the person filing is a:
              [X]  An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E)
               ---
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     4(a)     Amount beneficially owned:
              1,330,245 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the
              Exchange Act of 1934)
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     4(b)     Percent of class:
              3.66%
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

      4(c)    Number of shares as to which the person has:

         (i)  Sole power to vote or to direct the vote: 0

         (ii) Shared power to vote or to direct the vote: 0

              Sole power to dispose or to direct the disposition of:  0
                                                                      -
      (iii)
              Shared power to dispose or to direct the disposition of:  1,330,245
        (iv)
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

      5.      Ownership of Five Percent or Less of a Class: [X]
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

      6.      Ownership of More than Five Percent on Behalf of Another Person.:
              N/A
 ---------------------------------------------------------------------------------------

 ---------------------------------------------------------------------------------------

      7.      Identification and Classification of the Subsidiary Which Acquired the
              Security Being Reported on By the Parent Holding Company:
              N/A
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

      8.      Identification and Classification of Members of the Group:
              N/A
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

      9.      Notice of Dissolution of Group:
              N/A
 ---------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------

     10.      Certification:

By
signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 ---------------------------------------------------------------------------------------

                                  SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            05/08/01
                                                            Date

                                                      /s/ Philip T. Masterson
                                                            Signature

                                                  Philip T. Masterson, Vice
President
                                                            Name/Title

NewportCorporation-13g(05/01).doc